Consent of Independent Registered Public Accounting Firm

PSI International, Inc.

Fairfax, Virginia

We hereby consent to the use in the Offering Circular constituting a part of this Offering Statement of our report dated July 21, 2017, relating to the financial statements of PSI International, Inc. which is contained in that Offering Circular.

We also consent to the reference to us under the caption “Experts” in the Offering Circular.

McLean, Virginia

September 12, 2017